Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$750,000,000.00	$80,250.00

PROSPECTUS	Pricing Supplement Number: 4514
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated January 22, 2007
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	January 22, 2007/4:45 PM EST
Settlement Date (Original Issue Date):	January 29, 2007
Maturity Date:	February 1, 2011
Principal Amount:	US$ 750,000,000.00
Price to Public (Issue Price):	99.935%
Agents Commission:	0.12%
All-in Price:	99.815%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$ 748,612,500.00
Treasury Benchmark:	4.500% due February 28, 2011
Treasury Yield:	4.768%
Spread to Treasury Benchmark:	Plus 45 basis points
Re-Offer Yield:	5.218%
Interest Rate Per Annum:	5.200%
Interest Payment Dates:	Semi-annually on each August 1 and February 1 of each year, commencing on August 1, 2007 and ending on the Maturity Date.

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated January 22, 2007
Registration Statement: No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1000 and in increments of $1000 thereafter
CUSIP: ISIN:	36962G2C7 US36962G2C76
Common Code:	028473800

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.935% of the aggregate principal amount less an underwriting discount equal to 0.12% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Lehman Brothers Inc.	$ 375,000,000
Morgan Stanley & Co. Incorporated	$ 375,000,000

Total	$750,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated January 22, 2007
Registration Statement: No. 333-132807

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006
1.51	1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.